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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12
Asbury Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Asbury Automotive Group
622 Third Avenue, 37th Floor
New York, NY 10017

April 7, 2005

Dear Stockholders,

        On behalf of the Board of Directors and management of Asbury Automotive Group, Inc. (the "Company"), it is our pleasure to invite you to attend the Company's 2005 Annual Meeting of Stockholders. The meeting will be held on April 28, 2005, at 9:00 a.m. Eastern Standard Time, at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York.

        The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting. At the conclusion of the formal part of the meeting, a brief report on the Company's business will be presented and you will have an opportunity to ask management questions about the Company.

        As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. I urge you to exercise your rights as a stockholder to vote and participate in the process. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope. This will ensure that your shares are represented at the meeting.

Sincerely,

Kenneth B. Gilman President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

ASBURY AUTOMOTIVE GROUP, INC.
622 THIRD AVENUE, 37TH FLOOR
NEW YORK, NEW YORK 10017
(212) 885-2500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 28, 2005

To Our Stockholders:

        The 2005 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (the "Company") will be held at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, on April 28, 2005, at 9:00 a.m. Eastern Standard Time, for the purpose of considering and acting upon the following matters:

  1.
  the election of four members of Class III of the Board of Directors to hold office until the 2008 Annual Meeting of Stockholders;

  2.
  the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2005;

and such other matters as may properly come before the annual meeting or any adjournments thereof. The Board of Directors is not aware of any other business scheduled for the annual meeting. Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned.

        Stockholders of record at the close of business on March 15, 2005 are the stockholders entitled to vote at the annual meeting, and any adjournments thereof. A complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders during normal business hours at the Company's corporate headquarters located at 622 Third Avenue, 37th Floor, New York, New York 10017, during the ten days prior to the meeting as well as at the meeting.

        Your vote is important. Please sign and date the enclosed proxy, and return it promptly in the enclosed envelope to ensure your representation at the annual meeting. The proxy will not be used if you attend and vote at the meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Lynne A. Burgess Secretary

New York, New York
April 7, 2005

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

RELATED PARTY TRANSACTIONS	26
REPORT OF THE AUDIT COMMITTEE	31
INDEPENDENT AUDITORS' FEES	32
Audit Fees	32
Audit-Related Fees	32
Tax Fees	32
All Other Fees	32
Audit Committee's Pre-approval Policies and Procedures	32
PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT AUDITORS	33
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING	33
OTHER MATTERS	33
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS	33
ADDITIONAL INFORMATION	34

ASBURY AUTOMOTIVE GROUP, INC.
622 THIRD AVENUE, 37TH FLOOR
NEW YORK, NEW YORK 10017
(212) 885-2500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2005

        This proxy statement is furnished in connection with the solicitation, on behalf of Asbury Automotive Group, Inc., a Delaware corporation (the "Company"), of proxies to be used at the Company's annual meeting of stockholders, to be held at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, on April 28, 2005, at 9:00 a.m. Eastern Standard Time, and all adjournments of the meeting. The accompanying Notice of Meeting, this proxy statement and proxy card are first being mailed to stockholders on or about April 8, 2005. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2004 is included with these materials.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, stockholders are being asked to consider and vote upon the matters outlined in the accompanying Notice of Meeting, including:

        PROPOSAL 1. Election of four members of Class III of the Board of Directors (the "Board") to hold office until the 2008 Annual Meeting of Stockholders; and

        PROPOSAL 2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2005.

        The stockholders will also transact any other business that may properly come before the meeting. Members of the Company's management team and representatives from Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

        The record date for the annual meeting was March 15, 2005. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to such stockholders of record, their proxies, beneficial owners having evidence of ownership on that date and invited guests of the Company.

        The Company's sole outstanding capital stock is its common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of the Company's common stock is entitled to one vote per share on each matter submitted at the meeting. At the close of business on the record date there were 32,600,821 shares of the Company's common stock outstanding representing 32,600,821 votes eligible to be cast at the meeting by holders of the Company's capital stock.

What if my shares are held in "street name" by a broker?

        If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will be entitled to vote the shares with respect to the election of directors (Proposal 1) and the ratification of auditors (Proposal 2). Shares that a broker is not entitled to vote with respect to a proposal are sometimes called "broker non-votes." The treatment of broker non-votes is described in the following Q&A and below under "How will broker non-votes be treated?"

How many shares must be present to hold the meeting?

        A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date, determined by voting power, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes (i.e., shares that your broker is not permitted to vote) will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

        If a quorum is not present at the scheduled time of the meeting, the chairman of the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

        1.     You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States. If your shares are held in "street name" by a broker or other nominee, you may also be able to give voting instructions by telephone or on the Internet. Please check the voting form provided by your broker or nominee to see if such options are available to you.

        2.     You may vote in person at the meeting. If you hold your shares of record and attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of the Company's voting stock on March 15, 2005, the record date for voting at the annual meeting. Please contact your broker or other institution directly if you would like to obtain a proxy to vote your shares directly at the meeting. Even if you plan to attend the meeting, please sign and return your proxy card to ensure that your shares are represented. If you do attend the meeting, any votes you cast at the meeting will supersede your proxy.

Can I change my vote after I submit my proxy?

        Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

  •
  signing another proxy with a later date;

  •
  giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or

  •
  voting in person at the annual meeting.

How does the Board recommend I vote on the proposals?

        The Board recommends that you vote:

  •
  "FOR" Proposal 1: the election of four members of Class III of the Board of Directors to hold office until the 2008 Annual Meeting of Stockholders; (see page 7); and

  •
  "FOR" Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2005 (see page 33).

What if I do not specify how my shares are to be voted?

        If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals set forth in this proxy statement.

Will any other business be conducted at the meeting?

        The Board knows of no other business that will be presented at the meeting. If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

        The affirmative vote of a plurality of the votes cast on this matter is required to elect the four nominees as directors. This means that the four nominees will be elected if they receive more affirmative votes than any other person. If you vote "Withheld" with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Proxies will not be voted for a greater number of persons than the number of nominees named in this proxy statement.

What happens if a nominee is unable to stand for election?

        If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to ratify the appointment of the Company's independent auditors?

        The ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2005 requires the affirmative vote of a majority of the voting power of the Company's common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

How will abstentions be treated?

        If you abstain from voting on a proposal, your shares will still be included for purposes of determining whether a quorum is present. Because directors are elected by a plurality of votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for Proposal 1. If you abstain from voting on Proposal 2, for which this option is available, your shares will be included in the number of shares voting on the proposal and, consequently, your abstention will have the same practical effect as a vote against the proposal.

How will broker non-votes be treated?

        If your shares are held by a broker or other nominee in "street name," your broker will generally be prohibited from voting such shares on any matter other than the election of directors and the ratification of the Company's auditors, unless you inform your broker how your shares should be voted. If you don't provide your instructions by properly completing and returning to your broker the enclosed voting card (or by voting by telephone or Internet, if your broker provides such services), such shares will be treated as "broker non-votes" with respect to any proposals raised at the meeting other than Proposals 1 and 2. Such shares will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal.

Who pays for the costs of soliciting proxies?

        The Company will pay the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information with respect to the ownership of shares of the Company's common stock by each director and named executive officer listed in the Summary Compensation Table and by all directors and executive officers of the Company as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company's common stock.

        The following information is given as of March 15, 2005, the record date, and, in the case of percentage ownership information, is based on 32,600,821 shares of the Company's common stock outstanding on that date. Shares issuable upon exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to beneficially own such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other persons. The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the record date through the exercise of any stock option or other right. Inclusion in the table below of such shares, however, does not constitute an admission that the director or named executive officer is a direct or indirect beneficial owner of such shares. Voting power in the table is computed with respect to a general election of directors. So far as is known to the Company, the persons listed below have sole voting and investment power with respect to the shares indicated as believed to be owned by them, except as noted.

	Shares Beneficially Owned(1)
Name of Beneficial Owner
	Number	%
Principal Stockholders
Ripplewood Partners L.P.(2)	8,954,900	27.5%
Freeman Spogli(3)	8,595,843	26.4%
Current Directors and Nominees
Janet M. Clarke(4)	—	*
Timothy C. Collins(5)	—	*
Michael J. Durham(6)	3,333	*
Kenneth B. Gilman(7)	827,659	2.5%
Thomas C. Israel(8)	75,833	*
Vernon E. Jordan, Jr.(9)	6,333	*
Philip F. Maritz(9)	6,333	*
Thomas F. McLarty, III(10)	454,114	1.4%
John M. Roth(11)	—	*
Ian K. Snow(5)	—	*
Charles B. Tomm(12)	425,798	1.3%
Jeffrey I. Wooley(13)	1,397,591	4.3%
Named Executive Officers Who Are Not Directors
J. Gordon Smith(14)	33,333	*
Robert D. Frank, Jr.(15)	93,939	*
Lynne A. Burgess(16)	13,333	*
Philip R. Johnson(17)	42,638	*
All directors and executive officers of Asbury as a group (16 persons)	3,380,237	10.0%

(*)
Denotes less than 1% of the Company's common stock.

(1)
Several holders of less than 5% of the Company's common stock could be deemed to be part of a group with beneficial ownership of more than 5% of such common stock based on voting arrangements in a shareholders agreement, dated as of March 1, 2002, as amended (the "Shareholders Agreement"). Collectively, the group, which includes Ripplewood Partners L.P. and Freeman Spogli, owned approximately 71.6% of the Company's outstanding common stock as of the record date. As these holders expressly disclaim beneficial ownership of the shares of the Company's common stock beneficially owned by all other parties to the Shareholders Agreement, the Company has not included the names, addresses or the amount of shares owned by these holders in this table.

(2)
Represents shares owned by Asbury Automotive Holdings L.L.C. Ripplewood Partners L.P. holds approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C. and is deemed to be a member of a group that owns the shares of Asbury Automotive Holdings L.L.C. The business address of Ripplewood Partners L.P. is One Rockefeller Plaza, 32nd Floor, New York, NY 10020.

(3)
Represents shares owned by Asbury Automotive Holdings L.L.C. FS Equity Partners III, L.P., FS Equity Partners International L.P. and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli, hold approximately 49% of the membership interests of Asbury Automotive Holdings L.L.C. and are deemed to be members of a group that owns the shares of Asbury Automotive Holdings L.L.C. The business address of Freeman Spogli, FS Equity Partners III, L.P. and FS Equity Partners IV, L.P. is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International L.P. is c/o Paget-

  Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

(4)
Ms. Clarke became a member of the Board and a member of the Audit Committee on April 1, 2005.

(5)
Does not include 17,550,743 shares of common stock held by Asbury Automotive Holdings L.L.C., an entity in which Ripplewood Partners L.P. holds an ownership interest of approximately 51%. Mr. Collins is the Senior Managing Director and Chief Executive Officer of Ripplewood Investments L.L.C., the general partner of Ripplewood Partners L.P. Mr. Snow is a Managing Director of Ripplewood Partners L.L.C. Both Mr. Collins and Mr. Snow expressly disclaim beneficial ownership of any shares held by Ripplewood Partners L.P. except to the extent of their pecuniary interests in them.

(6)
Includes 3,333 options granted in connection with director compensation exercisable within 60 days after the record date.

(7)
Includes 791,559 options exercisable within 60 days after the record date.

(8)
Represents 62,500 shares owned by A.C. Israel Enterprises, Inc. and 7,000 shares owned by Starbuck Enterprises, Inc. Mr. Israel is a principal of A.C. Israel Enterprises, Inc. and Starbuck Enterprises, Inc. and beneficially owns the shares held by these entities. Also includes 6,333 options granted in connection with director compensation exercisable within 60 days after the record date. On January 10, 2005, Mr. Israel announced his resignation from the Board effective as of April 28, 2005.

(9)
Includes 6,333 options granted in connection with director compensation exercisable within 60 days after the record date.

(10)
Pursuant to the terms of the Shareholders Agreement, Mr. McLarty does not possess sole voting power with respect to these shares.

(11)
Does not include 17,550,743 shares of common stock held of record by Asbury Automotive Holdings L.L.C., an entity in which investment funds affiliated with Freeman Spogli, as described in footnote (3), hold approximately a 49% ownership interest. Mr. Roth is a director, member, partner or executive officer of the general partners of each of these investment funds. Mr. Roth expressly disclaims beneficial ownership of any shares held by such investment funds except to the extent of his pecuniary interest in them.

(12)
Includes 300,698 options exercisable within 60 days of the record date, consisting of 107,273 options issued to Mr. Tomm by the Company and 193,425 options under the Put and Call Agreements, dated June 2, 2000, between Luther Coggin and Mr. Tomm, which options expire June 1, 2005. Mr. Tomm became a member of the Board on April 1, 2005.

(13)
Represents 117,554 shares owned by JIW Fund I LLC and 1,280,037 shares owned by JIW Enterprises, Inc. Mr. Wooley is a principal of JIW Fund I LLC and JIW Enterprises, Inc. and beneficially owns the shares held by these entities, but pursuant to the terms of the Shareholders Agreement, Mr. Wooley does not possess sole voting power with respect to these shares.

(14)
Includes 33,333 options exercisable within 60 days after the record date.

(15)
Includes 93,939 options exercisable within 60 days after the record date.

(16)
Includes 13,333 options exercisable within 60 days after the record date.

(17)
Includes 32,638 options exercisable within 60 days after the record date.

PROPOSAL NO. 1.
ELECTION OF DIRECTORS

        Except as disclosed in this proxy statement, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected.

        Four directors are to be elected to hold office as Class III directors for terms of three years, until their respective successors have been duly elected and qualified. If a proxy does not withhold authority for the election of any or all of the nominees for directors, the proxy holders will vote the shares represented by such proxy for the election of the four nominees for directors. If a proxy withholds a vote from one or more nominees for directors, the proxy holders will follow the instructions.

        Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that any of the nominees will not serve if elected. If a nominee is unable to stand for election, the Board will designate a substitute nominee. If a substitute nominee is designated, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Directors and Nominees for Election as Directors

        Pursuant to the Company's Restated Certificate of Incorporation and a resolution adopted by the Board, the size of the Board is twelve directors. The Board is classified into three classes, with three-year terms. The term of each Class III director expires this year, the term of each Class I director expires in 2006 and the term of each Class II director expires in 2007.

        On March 11, 2005, the Board appointed Ms. Clarke and Mr. Tomm as Class I directors for terms effective April 1, 2005 to fill vacancies created by the resignations of Thomas Gibson and Ben David McDavid from the Board in 2004. As of April 1, 2005, the Board had twelve directors. Mr. Israel, a Class I director, has resigned from the Board effective as of April 28, 2005, the date of the annual meeting. Consequently, as of the date of the annual meeting, Class I will have one vacant seat. The Board intends to fill this seat rather than reduce the number of its members. In February 2005, the Board established a Governance and Nominating Committee (also referred to in this proxy statement as the "GNC") to, among other things, search for Board candidates. The Board has also hired the recruiting firm, Spencer Stuart & Associates, to help identify qualified candidates to fill this vacant seat.

        The biographies below give information, provided by the nominees, about their principal occupation, business experience and other matters. For additional information regarding the directors and nominees, see "SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS," "GOVERNANCE OF THE COMPANY," and "RELATED PARTY TRANSACTIONS".

Nominees for Election as Class III Directors

        The nominees for election to Class III of the Board are Timothy C. Collins, Kenneth B. Gilman, Vernon E. Jordan, Jr. and Thomas F. McLarty, III. If re-elected at the annual meeting, their terms will expire in 2008.

  The Board and management recommend you vote FOR each of these nominees.

        TIMOTHY C. COLLINS (48) has served as a member of the Board and the Compensation Committee since 1996. Mr. Collins founded Ripplewood Holdings L.L.C. in 1995 and currently serves as its Senior Managing Director and Chief Executive Officer. From 1991 to 1995, Mr. Collins managed the New York office of Onex Corporation, a leveraged buy-out group headquartered in Canada. Previously, Mr. Collins was a Vice President at Lazard Frères & Company and held various positions at Booz, Allen & Hamilton and Cummins Engine Company. He also serves on the Board of Directors of

Shinsei Bank Ltd, WRC Media, Inc., certain non-profit companies and various privately held Ripplewood portfolio companies. Mr. Collins formerly served on the Board of Directors of three public companies in Japan: Asahi Tec Corporation, D&M Holdings, Inc. and Columbia Music Entertainment, Inc.

        KENNETH B. GILMAN (58) has served as a member of the Board and as the Company's President and Chief Executive Officer since December 2001. He joined the Company following a 25-year career with The Limited Brands, the multi-brand apparel retailer, where his most recent assignment was as Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of The Limited Brands, and from 1987 to 1993 he was Executive Vice President and Chief Financial Officer. He joined The Limited's Executive Committee in 1987 and was elected to its Board in 1990. Mr. Gilman is also a member of the Board of Directors of CarsDirect.com, a privately held company.

        VERNON E. JORDAN, JR. (69) has served as a member of the Board since April 2002, and was a member of the Audit Committee from April 2002 to February 2003. He has served as a Managing Director of Lazard Frères & Co. since January 2000. Prior to joining Lazard, Mr. Jordan was a senior executive partner with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., where he remains Of Counsel. Mr. Jordan's corporate and other directorships include: America Online Latin Communications, Inc., American Express Company, Dow Jones & Company, Inc., J.C. Penney Company, Inc. and Sara Lee Corporation. Mr. Jordan also sits on the International Advisory Board of DaimlerChrysler and Barrick Gold. In addition, Mr. Jordan is a senior advisor to Shinsei Bank, Ltd. and he is a trustee of Howard University and the LBJ Foundation.

        THOMAS F. MCLARTY, III (58) has served as a member of the Board since April 2002. Effective April 1, 2005, Mr. McLarty will serve as the Non-executive Chairman of Asbury Automotive Arkansas, LLC, a wholly owned subsidiary of the Company ("Asbury Arkansas"). He began his 33-year career in the automotive retailing industry by building McLarty Leasing Systems, the platform his grandfather founded, into one of America's largest transportation companies. Mr. McLarty also serves as President of Kissinger McLarty Associates, an international consulting firm formed in 1999. Between 1992 and 1998, Mr. McLarty served as White House Chief of Staff, Special Envoy for the Americas and Counselor to President Bill Clinton. He also was appointed to the National Petroleum Council by President George H.W. Bush and served on the St. Louis Federal Reserve Board from 1989 until joining the White House in 1992. Mr. McLarty currently serves on the Board of Directors of Acxiom Corporation.

Current Class I Directors

        The Class I directors are not standing for re-election at the upcoming annual meeting. Their terms expire in 2006. The biography for Mr. Israel is not included below because he has resigned from the Board as of the date of the annual meeting.

        JANET M. CLARKE (52) became a member of the Board and a member of the Audit Committee on April 1, 2005. Ms. Clarke is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm and has served as its President since June 2003 and from February 2001 to September 2002. From September 2002 until June 2003, she was Chief Marketing Officer of DealerTrack, Inc., a privately held automotive finance technology services company. From February 2000 through February 2001, Ms. Clarke was Chairman and Chief Executive Officer of KnowledgeBase Marketing and Executive Vice President of Young & Rubicam Incorporated. From May 1997 to February 2000, Ms. Clarke was Managing Director of Global Database Marketing at Citigroup. From December 1978 to May 1997, Ms. Clarke held various roles at R.R. Donnelley & Sons Company and was a director of the firm's venture capital fund. Ms. Clarke serves as director, chairman of the Audit Committee and member of the Executive Committee at Cox Communications, Inc.

Ms. Clarke also serves as a director of ExpressJet Holdings, Inc. and eFunds Corporation and chairs the Compensation Committees of those Boards. She is also a director of privately held Forbes.com. Ms. Clarke serves as a trustee of Princeton University and is chairman of its Audit Committee.

        MICHAEL J. DURHAM (54) has served as the Non-executive Chairman of the Board since January 2004. He has served as a member of the Board and as a member of the Audit Committee since February 2003, and as a member of the GNC since February 2005. He is a self-employed consultant at Cognizant Associates, Inc., a consulting firm he founded in August 2000. From July 1996 until October 1999, Mr. Durham served as President and Chief Executive Officer of Sabre, Inc., a travel distribution company, and as President from March 1995 to July 1996. Prior to joining Sabre, Inc., Mr. Durham spent sixteen years with AMR/American Airlines, serving as Senior Vice President and Treasurer of AMR and Senior Vice President of Finance and Chief Financial Officer of American Airlines. Mr. Durham serves on the Board of Directors and as Chairman of the Audit Committee of AGL Resources, Inc., and on the Board of Directors and a member of the Audit Committee and the Pension Oversight Committee of Bombardier Inc. Mr. Durham also serves on the Board of Directors and as Chairman of the Audit Committee of two privately held companies: Culligan International, Inc. and SCI Solutions, formerly known as Scheduling.com.

        CHARLES B. TOMM (58) became a member of the Board on April 1, 2005. Mr. Tomm was named President and Chief Executive Officer of the Company's Florida region, with responsibility for all dealership operations in Florida, in January 2005. He has been President and Chief Executive Officer of the Company's Jacksonville platform, which is known as Coggin Automotive Group, since November 2003, and President and Chief Operating Officer since September 1997. He originally joined Coggin Automotive Group in April 1994 as Vice President, Chief Financial Officer and General Counsel and became Executive Vice President of Coggin in January 1996. Mr. Tomm has held executive positions with publicly held companies including Schlumberger Ltd. and Arkansas Best Corporation, as well as positions as a practicing attorney, investment banker, adjunct law school professor, and diver and officer in the Navy Submarine Service from 1968 to 1972. Mr. Tomm is a member of the Board of Trustees of Washington & Lee University, a director of Habitat for Humanity of Jacksonville, Inc. (HabiJax) and a Vice Chair of the Jacksonville Housing Authority.

Current Class II Directors

        The Class II directors are not standing for re-election at the upcoming annual meeting. Their terms expire in 2007.

        PHILIP F. MARITZ (44) has served as a member of the Board since April 2002, and as Chairman of the Audit Committee since May 2002. He is the co-founder of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that owns luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He serves on several not-for-profit boards, and he is also a Corporate Director of Wolff-DiNapoli, a Los Angeles-based investment and development firm.

        JOHN M. ROTH (46) has served as a member of the Board and the Compensation Committee since 1996, and as a member of the GNC since February 2005. Mr. Roth joined Freeman Spogli & Co., Inc. in 1988, and became a General Partner in 1993. Mr. Roth was a member of Kidder, Peabody & Company, Inc.'s mergers and acquisitions group from 1984 to 1988. He is also a member of the Board of Directors of AFC Enterprises, Inc., and a number of privately held companies.

        IAN K. SNOW (35) has served as a member of the Board and the Chairman of the Compensation Committee since 1996, and as a member of the GNC since February 2005. He joined Ripplewood Holdings L.L.C. in 1995, and he is currently a Managing Director. Prior to joining Ripplewood in 1995, Mr. Snow was a financial analyst in the media group at Salomon Brothers Inc.

        JEFFREY I. WOOLEY (60) has served as a member of the Board since March 2003, as President and Chief Executive Officer of Asbury Automotive Tampa LLC, a wholly owned subsidiary of the Company ("Asbury Tampa") from September 1998 until February 2005, and as the Non-executive Chairman of Asbury Tampa since March 2005. Mr. Wooley has been in the automobile business for 39 years. He began his automotive career in 1965 and opened his first dealership in 1975. Prior to selling his dealerships to the Company in 1998, Mr. Wooley owned and operated nine franchises. He is a past President of the Pontiac National Dealer Council. Mr. Wooley currently serves on the Board of Directors of the Gulf Ridge Council-Boy Scouts of America and actively supports the Berkeley Preparatory School and The Children's Hospital at St. Joseph's.

GOVERNANCE OF THE COMPANY

        The Board believes that the purpose of corporate governance is to ensure that the Company maximizes stockholder value in a manner consistent with legal requirements and the highest standards of integrity. It has adopted and adheres to corporate governance practices that it and management believe promote this purpose, are sound and represent best practices. The Company continually reviews these governance practices, Delaware law (the state in which the Company is incorporated), the rules and listing standards of the New York Stock Exchange ("NYSE") and the regulations of the SEC, as well as best practices suggested by recognized governance authorities.

Independence of Directors

        The Company is a controlled company and consequently is not required to comply with the NYSE's requirements that a majority of its directors be "independent." Asbury Automotive Holdings L.L.C. controls more than 50% of the voting power of the Company's outstanding common stock. However, the Board has determined that the following eight of its twelve directors qualify as independent directors under the NYSE's rules: Ms. Clarke, Messrs. Collins, Durham, Israel, Jordan, Maritz, Roth and Snow. To assist the Board in making determinations of independence, it adopted the categorical standards set forth below. These standards comply with the NYSE's categorical standards for director independence.

        Any director who satisfies all of the following criteria shall be presumed to be an "independent" director:

  •
  He or she has not been employed by, and none of his or her immediate family members*

  has been an executive officer of, the Company or its consolidated subsidiaries (together, the "Company") at any time within the three years preceding the date of this determination;

*
An "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. Any such relationship arising by blood, marriage or adoption is included.

•
He or she has not received, and none of his or her immediate family members has received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time within the three years preceding the date of this determination;

•
He or she has not been affiliated with or employed by, and none of his or her immediate family members has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company at any time within the three years preceding the date of this determination;

  •
  He or she has not, and none of his or her immediate family members has, at any time within three years from the date of this determination, been employed, as an executive officer of another company where any of the Company's present executive officers serve on that company's compensation committee; and

  •
  He or she is not an executive officer or an employee, and none of his or her immediate family members is an executive officer, of a company (other than a charitable organization) that, during the current fiscal year or last three completed fiscal years, made payments to, or received payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        The Board also reviews and affirmatively determines based upon all relevant facts and circumstances, whether any director has a material relationship with the Company that would affect his or her independence, including any direct or indirect commercial, professional, charitable or familial relationships between the director or his or her immediate family members, on the one hand, and the Company or its executive officers, on the other hand.

        In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee:

  •
  Accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service; or

  •
  Is an affiliated person of the Company.

        The Board has affirmatively determined, by applying the categorical standards set forth above, that no independent director has any material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

        As of April 1, 2005, none of the Board seats will be vacant. One seat will become vacant as of April 28, 2005, upon Mr. Israel's resignation. The Board intends to fill this vacancy with an individual who will satisfy the categorical standards for independence set forth above.

Nomination of Directors

        Because we are a controlled company, the full Board has served the function of a nominating committee. In February 2005, the Board established the GNC, which assumed the nominating duties on behalf of the Board. The nominees for election at the annual meeting are all current directors and were originally recommended to the Board by various sources including other directors, the Company's dealers and stockholders. In the case of new directors, potential candidates are identified through a number of sources, including management, current board members and the Company's stockholders, and may include engaging third party search firms to assist in identifying and evaluating potential nominees. Candidates are evaluated in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the GNC considers the diversity, age, skills, experience and other factors it deems appropriate given the needs of the Board and the Company to maintain a balance of knowledge, experience and capabilities. Qualified director nominees should possess high moral character and personal integrity, high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties, and reflect the diversity of the Company's stockholders, employees, customers and communities.

        The Board will consider director candidates recommended by the Company's stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock (on the date notice is given as provided for in the Company's bylaws) on the record date, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company's bylaws. If you would like a copy of the Company's bylaws, please notify the Company at the address given on the first page of this proxy statement. The bylaws are also available on the Company's web site at www.asburyauto.com under "Investor Relations" at "Corporate Governance."

        Notice of a stockholder's recommendation with regard to nominees for election to the Board must be delivered to or mailed and received by the Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders. If the annual meeting of the stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year's annual meeting of stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company. The stockholder's notice shall be signed by the stockholder of record who intends to introduce the other business, shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (B) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (C) a representation that such stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice and (D) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination.

Stockholder Communications with the Board

        The Company has established procedures for stockholders to communicate directly with the Board or a particular director on a confidential basis. Stockholders may send written communications to Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, NY 10017, Attn: Board of Directors. All letters must identify the author as a stockholder of the Company and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The General Counsel will make copies of all letters and circulate them to the directors addressed. If a stockholder wishes the communication to be confidential, it must be clearly indicated on the envelope that the communication is "confidential." The General Counsel will then forward such communication, unopened, to the Chairman of the Board.

Committees of the Board

        The Board has, as standing committees, an Audit Committee, a Compensation Committee, an Executive Committee and the GNC.

Audit Committee

        The members of the Audit Committee during 2004 were Messrs. Maritz (Chairman), Israel and Durham. The Committee held fourteen meetings in 2004. Ms. Clarke became a member of the Audit Committee on April 1, 2005 and Mr. Israel will resign as a member of the Audit Committee and as a director on April 28, 2005. In accordance with the NYSE's rules, all members of the Audit Committee meet the independence requirements for Audit Committee members and are financially literate. One of the members, Mr. Durham, is the Audit Committee financial expert. The charter of the Audit Committee is available on the Company's website at www.asburyauto.com under "Investor Relations" at "Corporate Governance."

        This Committee recommends the firm of independent auditors engaged each year as the Company's principal independent auditors and undertakes, with management and the independent auditors, the review of the financial statements, the financial reporting process and the adequacy of basic accounting services of the Company. The Audit Committee's reviews are more fully described below under the caption "REPORT OF THE AUDIT COMMITTEE" and in the Audit Committee Charter.

Compensation Committee

        The members of the Compensation Committee during 2004 were Messrs. Snow (Chairman), Roth and Israel. The Committee held five meetings in 2004. Each member of the Committee is an independent director. The charter of the Compensation Committee is available on the Company's website at www.asburyauto.com under "Investor Relations" at "Corporate Governance."

        This Committee reviews the recommendations of the Chief Executive Officer as to the appropriate compensation of the Company's corporate officers, sets the compensation amount for the President and Chief Executive Officer, has general supervisory power over, and has the power to grant awards under, the Company's 2002 Option Plan, and oversees other benefit plans. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" for further detail on this process.

Executive Committee

        The members of the Executive Committee during 2004 were Messrs. Roth (Chairman), Durham, Gilman and Snow. The Committee acted pursuant to unanimous written consent as necessary in 2004 and held one formal meeting. The Executive Committee has and may exercise all the authority of the Board when the Board is not in session except that it does not have the authority to (a) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (b) adopt, amend or repeal by-laws; (c) authorize distributions; (d) fill vacancies on the Board or any of its committees; (e) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (f) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board; or (g) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.

Governance and Nominating Committee

        Because the Company is a controlled company, the NYSE's rules do not require that it have a nominating committee. In February 2005, the Company created the GNC to assume the nominating and corporate governance duties being undertaken by the full Board. Once a charter is adopted, it will be available on the Company's website at www.asburyauto.com under "Investor Relations" at "Corporate Governance." The members of the GNC are Messrs. Roth, Durham and Snow, all of whom are independent directors.

Directors' Fees; Attendance

        Directors who are employees of the Company or employees of its affiliates, including Asbury Automotive Holdings L.L.C., and its two principals, Ripplewood Partners L.P. and Freeman Spogli, do not receive a retainer or fees for service on the Board or its committees. All other directors (the "non-management directors") receive annual compensation, paid quarterly in arrears, as follows: Mr. Durham, the Company's non-executive Chairman, is paid $120,000 and the other non-management directors are each paid $30,000. In addition, the non-management directors each receive the use of a motor vehicle, $1,000 for their attendance at each meeting of the Board, $1,000 for their attendance at each meeting of the Compensation Committee and GNC, and $1,500 for their attendance at each meeting of the Audit Committee ($1,000 for Audit Committee meetings conducted by telephone and $750 for all other meetings conducted by telephone), plus expenses. The Audit Committee chair is paid $20,000 and the Compensation Committee and GNC chair, if he or she is a non-management director, are each paid $5,000. Each non-management director receives an annual grant of options having an aggregate exercise price equal to $75,000, up to a maximum of 5,000 shares per year, under the Company's 2002 Stock Option Plan.

        During 2004 there were thirteen meetings of the Board. Each director attended at least 75% of the total meetings of the Board and Committees on which he or she served, except for Messrs. Collins and Jordan. In accordance with the NYSE's rules, the non-management directors held five executive sessions during 2004. Mr. Durham presides over such executive sessions.

        The Company does not have a policy with regard to the attendance of the members of its Board at annual meetings. At the time of the Company's 2004 Annual Meeting of Stockholders, the Board was comprised of eleven members; there was one seat vacant. Eight of the eleven then-current members of the Board attended such meeting.

Code of Business Conduct and Ethics

        In accordance with the NYSE's rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all directors, officers and employees. These documents are available on the Company's website at www.asburyauto.com under "Investor Relations" at "Corporate Governance."

        The Company will provide you with copies of the above-mentioned documents as well as our Audit Committee and Compensation Committee charters and, when available, our Governance and Nominating Committee Charter, free of charge, if you call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, New York 10017.

CORPORATE OFFICERS

        Listed below is information on the Company's corporate officers as of March 15, 2005. Corporate officers are elected by and serve at the discretion of the Board.

Name	Age	Position
Kenneth B. Gilman*	58	President, Chief Executive Officer and Director
J. Gordon Smith*	50	Senior Vice President and Chief Financial Officer
Robert D. Frank, Jr.*	56	Senior Vice President of Automotive Operations
Lynne A. Burgess*	55	Vice President, General Counsel and Secretary
Philip R. Johnson*	56	Vice President of Human Resources
Terence V. Cooney	41	Vice President of Real Estate Asset Management
Brett Hutchinson	33	Vice President and Controller
Kenneth E. Jackson	46	Vice President of Regional Human Resources
Hunter C. Johnson	43	Vice President and Treasurer
George C. Karolis	30	Vice President of Corporate Development
Allen T. Levenson	42	Vice President of Sales and Marketing
Charles A. Robinson, IV	53	Vice President of Finance and Insurance
John M. Rooks	59	Vice President of Risk Management
John C. Stamm	48	Vice President of Dealer Development
Gregory L. Zulli	31	Vice President of Operations Analysis

*
Denotes executive officer

        Set forth below is a brief description of the business experience of the Company's corporate officers for at least the past five years.

        KENNETH B. GILMAN Please see Mr. Gilman's biographical information under "ELECTION OF DIRECTORS" above.

        J. GORDON SMITH has served as the Company's Senior Vice President and Chief Financial Officer since September 2003. He joined the Company following over 26 years with General Electric Company ("GE"). The last twelve years he served as Chief Financial Officer for three of GE's commercial finance businesses: Corporate Financial Services, Commercial Equipment Finance and Capital Markets.

        ROBERT D. FRANK, JR. has served as the Company's Senior Vice President of Automotive Operations since January 2002. From October 2001 to January 2002, Mr. Frank served as the Company's Vice President of Manufacturer Business Development. Mr. Frank has spent most of his 35-year career working in all aspects of automotive operations. From 1997 to 2001, he served with DaimlerChrysler in several executive capacities, including as President and Chief Executive Officer for Venezuela operations and as Vice President/General Manager for Asia Pacific Operations, where he was responsible for all Chrysler's Asian operations. In addition, he served as Chief Operating Officer for the Larry H. Miller Group, an operator of more than 20 auto dealerships, from 1993 to 1997.

        LYNNE A. BURGESS has served as the Company's Vice President and General Counsel since September 2002, and as Secretary since February 2005. From July 2001 to September 2002, Ms. Burgess served as General Counsel and Secretary to the Governance Committee at Oliver, Wyman & Company, LLC, a strategy-consulting firm to the financial services industry. Prior to joining Oliver, Wyman & Company, Ms. Burgess was Senior Vice President and General Counsel of Entex Information Services, Inc., a national personal computer systems integrator, from May 1994 until June 2000.

        PHILIP R. JOHNSON has been the Company's Vice President of Human Resources since June 2000. Mr. Johnson has held top human resources positions in large national and regional retail companies for the past 23 years. He operated his own human resources consulting practice from 1998 to 2000. From 1994 to 1998 he served as Senior Vice President of Human Resources at Entex Information Services, Inc., a national personal computer systems integrator.

        TERENCE V. COONEY has served as the Company's Vice President of Real Estate Asset Management since August 2004. Mr. Cooney joined the Company following five years at United Systems Integrators Corporation ("USI"), where he served as Vice President, New York Metro Real Estate Services. Prior to joining USI, Mr. Cooney served as the Director of World Headquarters Asset Management of NYNEX where he was responsible for the two million square foot NYNEX World Headquarters Complex in New York, New York. From 1986 to 1993, Mr. Cooney served as the Director of Real Estate Asset Management Services at NYNEX.

        BRETT HUTCHINSON has served as the Company's Vice President and Controller since February 2004. Mr. Hutchinson held various positions in the finance department since joining the Company in April 1999, including serving as Corporate Controller from September 1, 2002 until February 2004. Prior to joining Asbury, Mr. Hutchinson worked for five years at Arthur Andersen in New York City and Columbus, Ohio.

        KENNETH E. JACKSON became the Company's Vice President of Regional Human Resources on April 1, 2005, and had served as the Company's Director of Human Resources since June 1, 2001. Prior to joining Asbury, Mr. Jackson held Human Resources Management positions with NIKE, Inc. and Robinson-May Stores, a division of May Department Stores.

        HUNTER C. JOHNSON became the Company's Vice President and Treasurer on April 1, 2005, and has served as the Company's Treasurer since May 2003. Mr. Johnson joined the Company following 14 years with DaimlerChrysler where he worked in a variety of positions, primarily within the finance staff at Chrysler and Chrysler Financial Corporation. After the DaimlerChrysler merger, Mr. Johnson was responsible for managing strategic international projects and other post-merger integration activities of the Office of the Chairman of DaimlerChrysler Services in Berlin.

        GEORGE C. KAROLIS has served as the Company's Vice President of Corporate Development since February 2004. Since joining the Company in April 2000, Mr. Karolis has held a number of positions in the finance department, including Director of Financial Operations and Director of Corporate Development prior to being elected Vice President. Mr. Karolis is responsible for the Company's acquisitions and divestitures. Prior to joining Asbury, Mr. Karolis worked for four years at Arthur Andersen in its transaction advisory services group in New York City.

        ALLEN T. LEVENSON has served as the Company's Vice President of Sales and Marketing since March 2001. Prior to joining the Company, Mr. Levenson had over 20 years of experience in senior roles with leading retailers and management consulting firms including McKinsey & Company and Bain & Company. From July 1999 to February 2001, Mr. Levenson co-founded and served as President and Chief Executive Officer of Gazelle.com, a business-to-consumer e-commerce company.

        CHARLES A. ROBINSON, IV has served as the Company's Vice President of Finance and Insurance since August 2004. Mr. Robinson joined the Company following 24 years of service with AON Corp. ("AON"). During Mr. Robinson's last two years at AON, he served as the President and Chief Executive Officer of Resource Dealer Group, a marketing entity and a division of AON, which distributes insurance products to the automotive retail industry. Prior to joining AON, Mr. Robinson spent eight years in the automotive retail industry where he served as the General Manager and a Sales Manager of two Ford dealerships in Milton and Braintree, Massachusetts.

        JOHN M. ROOKS became the Company's Vice President of Risk Management on April 1, 2005, and had served as the Company's Director of Risk Management since January 1, 1999. Prior to joining Asbury, Mr. Rooks was Vice President of Risk Management and Human Resources for Coggin Automotive Group. Over the past 35 years, he has served in the insurance industry in various capacities including broker and as a risk manager for Lynch Management Company, another large automotive dealer. Mr. Rooks was employed with Traveler's Insurance Company for 20 years as underwriting and marketing manager.

        JOHN C. STAMM has served as the Company's Vice President of Dealer Development since January 2002. From June 2000 to January 2002, Mr. Stamm served as the Company's Director of Fixed Operations (parts, service and collision repair). Mr. Stamm has over 30 years of automotive retailing experience. From September 1999 to June 2000, he was a Fixed Operations Consultant for Coughlin Automotive in Newark, Ohio. From October 1996 to June 1999, he served as the Vice President and General Manager of McCuen Management Corporation in Westerville, Ohio. Prior to October 1996, Mr. Stamm was employed for 14 years at Automanage Inc., a large automotive retailer, where he held various positions, including General Manager, General Sales Manager, Fixed Director, Service Director, Parts Manager, Wholesale Parts Manager and Parts Counterman.

        GREGORY L. ZULLI has served as the Company's Vice President of Operations Analysis since February 2004. Since joining the Company in August 1999, Mr. Zulli has held a number of positions in the operations department, including Director of Financial Services from January 2001 to December 2001, and Director of Operations Analysis from January 2002 until being elected Vice President. Prior to joining the Company, Mr. Zulli spent four years at Arthur Andersen.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. These stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to the Company, or written representations that no Forms 5 were required, other than those for certain exempted transactions, the Company believes that these stockholders have complied with all Section 16(a) filing requirements during 2004, with the exception of one late report filed by Vernon Jordan, Jr. relating to the issuance of options, one late report filed by Michael Durham relating to the issuance of options, two late reports filed by Childs & Associates, Inc. reporting five transactions, one late report filed by Buddy Hutchinson Cars, Inc. reporting two transactions, four late reports by David Wegner reporting fifty-seven transactions, one late report filed by John Capps reporting one transaction, and one late report filed by Charles Tomm reporting two transactions and the issuance of options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee's responsibilities include establishing policies regarding the compensation of the Company's executive officers and overseeing the administration of the Company's compensation plans. All decisions regarding compensation of the Company's executive officers during 2004 were made by the Committee, except those compensation decisions that must be approved by the Board of the Directors with respect to the Company's Chief Executive Officer. The members of the Committee were Ian Snow, John M. Roth and Thomas C. Israel, each of whom were independent directors.

General Executive Compensation Policy

        Executive Compensation.    The Company's executive compensation program consists primarily of base salary, annual incentive payments, stock options and employee benefits, including matching contributions to the Company's 401(k) plan. The goal of the Company's compensation program is to (i) motivate the Company's executive officers to maximize their contribution to the Company in order to improve long-term stockholder value, and to reward those who do so, and (ii) attract and retain the highest caliber of executive talent available. The Company's executive compensation program is designed to enhance the Company's overall strength and financial performance by aligning the financial interests of its executive officers with those of its stockholders and to foster adherence to, and promotion of, its business mission, values, strategic goals and annual objectives.

        The Compensation Committee reviews salary increases for the current year and incentive payments to be made in connection with the Company's previous year's performance. In order to make such determinations as to salary increase and/or incentive payments, the Committee considers certain qualitative factors relating to the performance of each of the Company's executive officers, such as the executive officer's:

  •
  scope of responsibilities;

  •
  the level of compensation in relation to other executives of the Company with the same, more or less responsibilities;

  •
  level of experience;

  •
  individual performance;

  •
  demonstrated leadership ability;

  •
  overall effectiveness; and

  •
  attainment of pre-established goals.

        The Committee strongly believes that the interests of senior management must be closely aligned with those of the Company's stockholders. Long-term incentives in the form of stock options only provide a vehicle to reward the Company's officers if there is an increase in stockholder value. Finally, in making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company's long-term performance goals, the Compensation Committee receives input from senior management.

Implementation of Executive Compensation Policy

        The following describes the manner in which the Company's executive compensation policy was implemented generally and summarizes several of the more important factors that were considered in establishing the various components of the compensation packages of the Company's executive officers for the year ended December 31, 2004. Although this report highlights the factors considered in determining the compensation of the Company's executive officers for 2004, the Committee may, in its discretion, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years. However, it is expected that all compensation decisions will be designed to further the Company's executive compensation policy set forth above.

        Base Salary and Bonus.    The Company's Chief Executive Officer recommended to the Committee new base salary levels of the Company's other executive officers. The factors upon which the Committee ultimately determined executive officer salaries included consideration of the level of job responsibility, experience and job performance for each executive officer. In addition, the Committee also took into account factors relating to the Company's business plan and general economic conditions, including changes to the consumer price index and regional cost of living expenses.

        In determining bonuses for the Company's executive officers for the year ended December 31, 2004, other than for its Chief Executive Officer, the Committee considered, among other factors, the Company's overall financial performance, including its net operating income before taxes ("NIBT") results in relation to its budget, certain targets recommended by the Committee and approved by the

Board at the beginning of 2004, and each executive's performance against pre-established individual goals set at the beginning of 2004.

        Options.    For the year ended December 31, 2004, the Committee granted stock options on a discretionary basis within a range that took into account the positions and responsibilities of the Company's executive officers and other key employees whose contributions and skills are important to the Company's long-term success, and considered the past and expected contribution of the individual executive officers. In addition, the Committee consulted industry, peer group and national surveys of compensation to help evaluate this component of the executive compensation program.

        During the year ended December 31, 2004, the Committee granted 130,000 options to purchase the Company's common stock to the named executive officers, excluding the options granted to the Company's Chief Executive Officer. The options were granted to the Company's executive officers at exercise prices equal to the fair market value of the common stock on the dates of grant, generally expire on the tenth anniversary of the grant and typically vest ratably over a three-year period.

        Chief Executive Officer.    Mr. Gilman's base salary was set at $750,000 at the time he executed his employment agreement in December 2001. Pursuant to the terms of his employment agreement, the Board is required to review his base salary annually and may increase or decrease his base salary in its sole discretion, but may not decrease his base salary below $750,000. In setting Mr. Gilman's base salary for 2004, the Committee considered various factors described above and examined his accomplishments and strategic leadership during the previous year. The Committee also sought to make the base salary component of Mr. Gilman's compensation competitive with the compensation paid to chief executive officers of comparable companies.

        Pursuant to the terms of Mr. Gilman's employment agreement, the bonus component of his compensation was based on certain financial targets recommended by the Committee and approved by the Board at the beginning of 2004. These targets were similar to those established to determine the bonuses of the Company's other executive officers. Mr. Gilman's bonus payment was based on the actual NIBT achieved by the Company for the fiscal year ended December 31, 2004. He was eligible for up to one times his base salary for achieving an NIBT target (which is similar to the internal NIBT budget for the Company), up to an additional one times his base salary for exceeding the NIBT budget, and no bonus if the Company failed to achieve a minimum target level of NIBT.

        For the year ended December 31, 2004, Kenneth B. Gilman earned a base salary of $806,106 and a bonus of $530,179. In addition, pursuant to the terms of his employment agreement, Mr. Gilman received 162,177 options, which vest ratably over three years and expire five years after the grant date.

        Policy Regarding Qualifying Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid (not including amounts deferred) to any one of the five most highly compensated executive officers of a publicly held corporation, unless the remuneration is treated as performance based or is otherwise exempt from the provisions of Section 162(m). While the Committee intends to maximize the tax-efficiency of its compensation programs generally, it retains the flexibility in its membership and in the manner in which it awards compensation to act in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible by reason of Section 162(m).

Submitted by the Members of the Compensation Committee
Ian K. Snow (Chairman)
John M. Roth
Thomas C. Israel

SUMMARY COMPENSATION TABLE

        The following table shows compensation for the fiscal years 2004, 2003 and 2002 for the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers").

			Annual Compensation
										Awards of Common Stock Underlying Options
Name and Position	Year		Salary		Bonus		Other Annual Compensation*				All Other Compensation**
Kenneth B. Gilman, President and Chief Executive Officer	2004 2003 2002		$ $ $	806,106 766,154 750,000	$ $ $	530,179 365,808 626,813	$ $ $	75,493(1 92,443(2 239,197(3	) ) )	162,177 — —	$ $ $	4,100 4,000 1,154
Robert D. Frank, Jr. Senior Vice President-Automotive Operations	2004 2003 2002		$ $ $	533,077 484,616 456,308	$ $ $	291,655 281,313 289,237	$ $ $	102,601(4 277,206(5 127,095(6	) ) )	50,000 50,000 60,606	$ $ $	4,100 4,000 2,123
J. Gordon Smith, Senior Vice President and Chief Financial Officer	2004 2003	(7)	$ $	533,431 115,385	$ $	273,390 293,438		— —		50,000 100,000		$2,800 —
Lynne A. Burgess, Vice President, General Counsel and Secretary	2004 2003 2002	(8)	$ $ $	332,631 306,154 75,000	$ $ $	105,788 68,936 68,804		— —		15,000 5,000 15,000	$ $	4,100 1,669 —
Philip R. Johnson, Vice President-Human Resources	2004 2003 2002		$ $ $	328,091 303,154 295,769	$ $ $	102,650 67,809 74,465		— —		15,000 7,500 12,121	$ $ $	4,100 4,000 4,000

*
Does not include perquisites and other personal benefits, if the aggregate amount is less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the named executive officer.

**
Represents Company 401(k) Plan match.

(1)
Includes compensation representing (i) a tax gross-up of income of $28,088, (ii) a relocation tax gross-up of income of $4,971, (iii) medical insurance premiums of $15,679, (iv) life insurance premiums of $8,063 and (v) automobile allowance of $18,692.

(2)
Includes compensation representing (i) a tax gross-up of income of $35,137, (ii) a relocation tax gross-up of income of $12,415, (iii) medical insurance premiums of $18,829, (iv) life insurance premiums of $8,062 and (v) automobile allowance of $18,000.

(3)
Includes compensation representing (i) a tax gross-up of income of $109,484, (ii) relocation expenses paid by the Company of $97,973, (iii) medical insurance premiums of $5,677, (iv) life insurance premiums of $8,063 and (v) automobile allowance of $18,000.

(4)
Includes compensation representing (i) a tax gross-up of income of $45,796, (ii) a relocation tax gross-up of income of $46,815 and (iii) an automobile allowance of $9,990.

(5)
Includes compensation representing (i) a tax gross-up of income of $123,941, (ii) a relocation tax gross-up of income of $143,645 and (iii) an automobile allowance of $9,620.

(6)
Includes compensation representing (i) a relocation tax gross-up of income and relocation expenses of $77,271, (ii) a tax gross-up of income of $40,204 and (iii) an automobile allowance of $9,620.

(7)
Became Senior Vice President and Chief Financial Officer on September 29, 2003, and the amounts shown represent compensation earned from that date until December 31, 2003.

(8)
Became Vice President and General Counsel on September 23, 2002 and the amounts shown represent compensation earned from that date until December 31, 2002.

OPTION GRANTS IN 2004

        The following table provides information on option grants in 2004 to the named executive officers.

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2004	Exercise Price Per Share($)	Expiration Date	Grant Date Present Value($)(1)
Kenneth B. Gilman	162,177	14%	$17.18	3/12/2009	$1,154,918
Robert D. Frank, Jr.	50,000	4%	$14.33	6/7/2014	$314,382
J. Gordon Smith	50,000	4%	$14.33	6/7/2014	$314,382
Lynne A. Burgess	15,000	1%	$14.33	6/7/2014	$94,314
Philip R. Johnson	15,000	1%	$14.33	6/7/2014	$94,314

(1)
Grant date present values were derived using the Black-Scholes option pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast future appreciation of the Company's stock price. The Black-Scholes model was used with the following weighted average assumptions: expected life of the option, 4 years; risk free interest rate, 2.9%; expected volatility, 52.0%; and expected dividend yield, 0%.

OPTION EXERCISE AND YEAR-END VALUE TABLE

        The following table discloses the options that were exercised by or are attributable to the named executive officers during 2004 and sets forth the number and value of their unexercised options at December 31, 2004.

	Aggregated Option Exercises in 2004 and Year-End Option Values
			Number of Securities Underlying Unexercised Options at Dec. 31, 2004(#)		Value of Unexercised In-The-Money Options at Dec. 31, 2004($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable(1)
Kenneth B. Gilman	—	—	737,500	162,177	—	—
Robert D. Frank, Jr.	—	—	77,272	83,334	$102,728	$205,469
J. Gordon Smith	—	—	33,333	116,667	—	—
Lynne A. Burgess	—	—	11,666	23,334	$74,341	$52,586
Philip R. Johnson	—	—	26,097	24,041	$63,569	$30,820

(1)
Based on the New York Stock Exchange Composite closing price as published in the Wall Street Journal for the last business day of the fiscal year ($13.78).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY
COMPENSATION PLANS

        The number of stock options outstanding under the Company's equity compensation plans, the weighted average exercise price of outstanding options, and the number of securities remaining available for issuance, as of December 31, 2004, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	2,541,362	$14.40	2,080,196
Equity compensation plans not approved by security holders	861,635	$17.20	87,893(1)

Total	3,402,997	$15.11	2,168,089

(1)
The options reported in this row reflect issuances under the Company's 1999 Option Plan (as defined below). The Company does not intend to issue options under such Plan in the future.

        The Company's 2002 Stock Option Plan was originally adopted by the Board on March 9, 2002. On February 25, 2003, the Board approved an amendment to the 2002 Stock Option Plan increasing the number of shares available for issuance under the 2002 Stock Option Plan from 1,500,000 to 4,750,000. The Company's 2002 Stock Option Plan, as amended, was approved by the Company's stockholders at the Company's annual stockholders meeting on May 8, 2003.

        In January 1999, the Company adopted an option plan under which it issued non-qualified options granting the right to purchase limited liability company interests in the Company prior to its incorporation (the "1999 Option Plan"). Under the Company's 1999 Option Plan, which was amended and restated effective December 1, 2001, the Company granted options to certain of its directors, officers, employees and consultants for terms and at exercise prices and vesting schedules set by the Compensation Committee. Prior to the Company's initial public offering, options were issued under the Company's 1999 Option Plan for the purchase of 3.51% of the limited liability company interests which were converted upon the Company's initial public offering into options to purchase 1,072,738 shares of the Company's common stock in accordance with the 1999 Option Plan and which equaled 3.29% of the Company's outstanding common stock as of December 31, 2004. Any unvested options granted under the Company's 1999 Option Plan will vest and become exercisable upon a change of control. The Company does not intend to issue options under the Company's 1999 Option Plan in the future.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

        Kenneth B. Gilman.    Mr. Gilman has an employment agreement with the Company to serve as its Chief Executive Officer and President until December 31, 2005, unless terminated earlier in accordance with its terms. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. During the term of his agreement, Mr. Gilman will receive an annual salary and will be eligible to earn an annual bonus of up to his annual salary if the Company achieves performance targets set by the Board and an additional bonus of up to his annual salary if the Company exceeds those targets by an amount determined by the Board. If the Company does not renew Mr. Gilman's employment at the end of the term, the Company will pay him an amount equal to his annual base salary and the bonus he earned in the previous year. If the Company terminates Mr. Gilman's employment without cause or if he leaves with good reason at any time, the Company will pay him an amount equal to the present value of two years' annual salary and an additional amount equal to the bonus Mr. Gilman earned in the previous year. During the term of Mr. Gilman's employment and for two years after the termination of his contract (one year if the Company does not renew his contract), he is subject to non-competition and non-solicitation provisions.

        Pursuant to the terms of his employment agreement, Mr. Gilman was granted options to acquire up to 737,500 shares of the Company's common stock immediately preceding the Company's initial public offering at an exercise price of $17.93 per share, which vest ratably over a three-year period. On March 14, 2004, two years from the date of the initial public offering, under the terms of his employment agreement, as amended, Mr. Gilman was granted an additional option to purchase up to 162,177 shares of the Company's common stock at an exercise price of $17.18 per share. The options expire five years after their grant date but will expire sooner if Mr. Gilman's employment terminates before that date.

        If there is a change in control of the Company, the Company will pay Mr. Gilman 299% of the average annual base salary and bonus paid to Mr. Gilman over the previous five full calendar years (or the term of his employment, if shorter). In addition, Mr. Gilman's options will immediately vest and be exercisable unless he would be subject to a golden parachute excise tax imposed under the Internal Revenue Code.

        Mr. Gilman's Employment Agreement provides that his incentive compensation is payable pursuant to the Company's Key Executive Incentive Compensation Plan. Additionally, he will be reimbursed by the Company for medical expenses incurred during the term of his employment, provided that such expenses relate to underlying claims that are eligible for coverage under the Company's group medical plan in effect to the extent that such plan does not reimburse such expenses. Such medical expenses include deductibles, co-payments, co-insurance, and amounts above the usual and customary levels. Mr. Gilman's Employment Agreement also provides that upon the termination of his employment, providing that such termination was not for good cause, he may elect to continue to participate in the Company's medical insurance plan, at his expense, until the earliest of (i) his becoming eligible for coverage under a similar plan of a subsequent employer; (ii) the Company's failing to obtain coverage for him under such plan with the applicable insurer of such plan; (iii) such arrangement becoming prohibited by law or regulation; and (iv) his failure to comply with the Company's payment requirements for continued participation in such plan.

        Robert D. Frank, Jr.    Mr. Frank entered into a severance agreement with the Company, dated November 1, 2002, providing for one year of base salary and benefits continuation and a pro-rated bonus if terminated; provided, however, that if he is terminated within two years of a change in control, as provided in that agreement, he is entitled to three years of base salary and benefits continuation. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. Mr. Frank may trigger severance payments if his office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished. Mr. Frank is restricted by non-solicitation and non-compete restrictions for one year following final payment to him under the severance agreement in the case of termination and three years following a change in control.

        J. Gordon Smith.    Mr. Smith entered into a severance agreement with the Company dated September 29, 2003, providing for one year of base salary and benefits continuation and a pro-rated bonus if terminated; provided, however, that if he is terminated within two years of a change in control, as provided in that agreement, he is entitled to three years of base salary and benefits continuation. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. Mr. Smith may trigger severance payments if his office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished. Mr. Smith is restricted by non-solicitation and non-compete restrictions for one year following final payment to him under the severance agreement in the case of termination and three years following a change in control.

        Lynne A. Burgess.    Ms. Burgess entered into a severance agreement with the Company, dated April 21, 2003, providing for one year of base salary and benefits continuation and a pro-rated bonus if terminated; provided, however, that if terminated within two years of a change in control, as provided in that agreement, she is entitled to three years of base salary and benefits continuation. She will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. Ms. Burgess may trigger severance benefits if her office is relocated by more than 50 miles, her base salary is reduced or her duties or title are diminished. Ms. Burgess is restricted by non-solicitation and non-compete restrictions for one year following final payment to her under the severance agreement in the case of termination and three years following a change of control.

        Philip R. Johnson.    Mr. Johnson entered into a severance agreement with the Company, dated April 21, 2003, providing for one year of base salary and benefits continuation and a pro-rated bonus if he is terminated; provided, however, that if terminated within two years of a change in control, as provided in that agreement, he is entitled to three years of base salary and benefits continuation. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. Mr. Johnson may trigger severance payments if his office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished. Mr. Johnson is restricted by non-solicitation and non-compete restrictions for one year following final payment to him under the severance agreement in the case of termination and three years following a change of control.

PERFORMANCE GRAPH

        The following graph shows the value as of December 31, 2004, of a $100 investment in the Company's common stock made on March 14, 2002, as compared with similar investments based on (i) the value of the S & P 500 Index (with dividends reinvested) and (ii) the value of a market-weighted Peer Group Index composed of the common stock of AutoNation, Sonic Automotive, Group 1 Automotive, United Auto Group and Lithia Motors, in each case on a "total return" basis assuming reinvestment of dividends. The market-weighted Peer Group Index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.

Comparison of Cumulative Returns
Assumes Initial Investment of $100
and Reinvestment of Dividends

RELATED PARTY TRANSACTIONS

        Certain directors and their affiliates engaged in transactions with the Company during 2004. Transactions with five of the Company's directors, Thomas F. McLarty, III, Jeffrey I. Wooley, Timothy C. Collins, Ian K. Snow and Vernon E. Jordan, Jr. and with a former director, Ben David McDavid, are described below. These transactions primarily relate to long-term operating leases of facilities, which is a fairly common practice in the automotive retail industry. Rent expense attributable to related parties was approximately $13.5 million for the year ended December 31, 2004, and future minimum payments under related party long-term, non-cancelable operating leases as of December 31, 2004, were $103.6 million. The Company believes these transactions involved terms comparable to or more favorable to the Company than terms that would be obtained from an unaffiliated third party.

        Mr. McDavid resigned as a member of the Board on October 25, 2004. The Company leases from Mr. McDavid, his immediate family members and his affiliates the following properties used by the Company's dealerships in Texas for dealership lots and offices:

  •
  properties leased from Mr. McDavid with an aggregate monthly rental fee of $189,000;

  •
  properties leased from David McDavid Family Properties, a partnership in which Mr. McDavid and his immediate family have a 100% ownership interest, for aggregate monthly rental fees of $90,000;

  •
  property leased from BroMac Inc., an "S" corporation in which Mr. McDavid and his immediate family have a 100% ownership interest, for a monthly rental fee of $1,500;

  •
  properties leased from Sterling Real Estate Partnership, a partnership in which Mr. McDavid and his immediate family have a 100% ownership interest, for aggregate monthly rental fees of $70,000;

  •
  property leased from Texas Coastal Properties, a partnership in which Mr. McDavid and his immediate family have a 100% ownership interest, for a monthly rental fee of $4,000; and

  •
  property leased from D.Q. Automobiles Inc., a corporation in which Mr. McDavid has a 100% ownership interest, for a monthly rental fee of $14,700.

        With respect to the above-mentioned leases with Mr. McDavid, the Company has a purchase option to acquire the related properties. The purchase option, initially based on the aggregate appraised value, adjusts each year for changes in the Consumer Price Index. The purchase option of $54.0 million as of December 31, 2004 can only be exercised in total.

        In addition, the Company leases the following properties from Mr. McDavid, his immediate family members and his affiliates:

  •
  property leased from McCreek Partners L.L.C., a limited liability corporation which is wholly owned by McCreek, Ltd., a partnership in which Mr. McDavid and his immediate family members hold a 100% ownership interest, for a monthly rental fee of $5,300;

  •
  approximately ten acres of land in Frisco, Texas, leased from McFrisco Partners I, Ltd., an entity in which Mr. McDavid and his immediate family hold a 100% ownership interest, for a monthly rental fee of $163,544; and

  •
  approximately three acres of land adjacent to the Company's current Honda dealership in Houston, Texas, for four years, rent-free. The Company estimates fair market rent over the four-year term to be $275,000. Mr. McDavid agreed to lease this land to the Company rent-free for four years to offset the impact of the Company's purchase of some property from him above the appraised value in 2002.

        The Loomis Corporation, a corporation in which Mr. McDavid and his immediate family hold a 21% ownership interest, was paid approximately $185,000 for the year ended December 31, 2004, for advertising fees.

        The Company leases from Mr. McLarty, his immediate family members and his affiliates the following properties used by the Company's dealerships in Arkansas for dealership lots and offices:

  •
  property leased from NPF Holdings L.L.C., a limited liability company in which Mr. McLarty has a 58.5% ownership interest, for a monthly rental fee of $65,652;

  •
  property leased from MHC Properties G.P., a partnership in which Mr. McLarty has an 85.5% ownership interest, for a monthly rental fee of $14,632;

  •
  property leased from Prestige Properties, GP, a partnership in which Mr. McLarty indirectly holds a 58.1% ownership interest, for a monthly rental fee of $40,892;

  •
  property leased from Summerhill Partnership, L.P., a limited partnership in which Mr. McLarty has a 49.9% ownership interest, for a monthly rental fee of $33,889;*

  •
  two properties leased from Hope Auto Company, an "S" corporation in which Mr. McLarty has a 85.9% ownership interest, for monthly rental fees of $3,572 and $3,429, respectively; and*

  •
  property leased from McLarty Companies, an "S" corporation in which Mr. McLarty has a 100.0% ownership interest, for a monthly rental fee of $1,500.

        On December 31, 2004, the Company sold its dealership facility with three franchise dealerships in Texarkana, Arkansas to Mr. McLarty for $7.4 million.

        Mr. McLarty and McLarty Companies, Inc. ("McLarty Companies") entered into a consulting agreement with Asbury Arkansas and Asbury Automotive Group LLC ("Asbury Group") to provide management and consulting services for a term of three years beginning February 23, 1999. In February 2002, Mr. McLarty's consulting agreement was amended to extend the term of the agreement through May 1, 2008 and to increase his annual compensation to $500,000 (the "Original McLarty Agreement"). On March 21, 2005, Mr. McLarty entered into an employment agreement (the "McLarty Agreement"), which amended the terms of the Original McLarty Agreement. The effective date of the McLarty Agreement was February 1, 2005 (the "McLarty Effective Date"). The significant provisions of the McLarty Agreement are as follows:

  •
  Asbury Arkansas has agreed to make a lump sum payment to Mr. McLarty in the amount of $1,300,000, less applicable withholdings and taxes, on or before March 31, 2005 to satisfy any monetary and non-monetary obligations that may have been owed to Mr. McLarty or McLarty Companies by Asbury Arkansas or Asbury Group under the terms of the Original McLarty Agreement.

  •
  All provisions or clauses of the Original McLarty Agreement that require (i) Mr. McLarty and McLarty Companies to provide consulting services to Asbury Arkansas, Asbury Group and any of their respective affiliates, and (ii) Asbury Arkansas and Asbury Group to pay consulting fees to Mr. McLarty and McLarty Companies, are terminated pursuant to the terms of the McLarty Agreement.

  •
  The Original McLarty Agreement will be renamed "Employment Agreement" and, as of the McLarty Effective Date, McLarty Companies and Asbury Group will no longer be parties to the Original McLarty Agreement.

        * The Company ceased to lease this property from Mr. McLarty as of December 31, 2004, the date of the sale to Mr. McLarty of the three franchise dealerships in Texarkana, Arkansas.

  •
  Mr. McLarty will continue to be employed by Asbury Arkansas, but will resign his current positions and assume the title of Chairman. In addition to the amounts described below, he will receive an annual salary in the amount of $100,000 as his compensation during the remainder of the McLarty Term (as defined below).

  •
  As the Chairman of Asbury Arkansas, Mr. McLarty will be expected to provide general advice regarding the operations of Asbury Arkansas, as well as fulfill additional responsibilities as he may be assigned from time to time consistent with the position of Chairman, but will not be deemed an officer or director of Asbury Arkansas and will not have the independent authority to conduct business on behalf of, or to legally bind, Asbury Arkansas or any of its affiliates. Mr. McLarty and Asbury Arkansas acknowledge that this Chairman position constitutes part-time employment with Asbury Arkansas.

  •
  Mr. McLarty's employment with Asbury Arkansas will expire on the fifth anniversary of the McLarty Effective Date (the "McLarty Term"), unless sooner terminated in accordance with the terms of the McLarty Agreement and the Original McLarty Agreement.

  •
  Asbury Arkansas will reimburse Mr. McLarty a total of $3,300 per month for all lease, rent, utilities and common area and maintenance expenses, and any and all other miscellaneous expenses relating to his office space.

  •
  Asbury Arkansas will permit Mr. McLarty to hire and/or retain one executive assistant who will receive a base salary of approximately $30,000 per year paid by Asbury Arkansas, plus all benefits that similar full-time employees of Asbury Arkansas may be eligible to receive and/or participate in.

  •
  During the McLarty Term, Mr. McLarty will be entitled to participate in all life insurance, medical insurance, disability insurance and other benefits that may be provided to the employees of Asbury Arkansas from time to time, subject to the terms and eligibility requirements of the plan documents of each respective insurance or other benefit plan.

  •
  Asbury Arkansas will continue to pay the monthly leasing (but not insurance) costs for two vehicles leased on Mr. McLarty's behalf.

  •
  So long as Mr. McLarty is an employee of Asbury Arkansas, or otherwise expressly consented to in writing by Asbury Arkansas to the fullest extent permitted under applicable law, he will not directly or indirectly engage in, participate in, in represent in any way or be connected with, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly traded corporation), any franchised motor vehicle business within 80 miles of any retail motor vehicle dealership currently owned by Asbury Arkansas within the State of Arkansas competing with the franchised motor vehicle business of Asbury Arkansas.

  •
  Upon the termination of Mr. McLarty's employment, the following provisions shall apply:

  •
  In the event Mr. McLarty's employment is terminated Without Cause or for Good Reason and Mr. McLarty receives severance payments under the Original McLarty Agreement, the provisions of the non-compete described above shall continue from the date Mr. McLarty's employment was terminated (the "McLarty Termination Date") to the end of the McLarty Term.

  •
  In the event that Mr. McLarty's employment is terminated Without Cause or for Good Reason and Mr. McLarty has waived his right to receive severance payments under the Original McLarty Agreement, the provisions of the non-compete described above shall terminate upon the McLarty Termination Date.

•
In the event that Mr. McLarty's employment is terminated for Cause or Mr. McLarty terminates his employment without Good Reason, the provisions of the non-compete described above shall continue in effect for a period of one year following the McLarty Termination Date.

•
In the event Mr. McLarty's employment terminates due the expiration of the McLarty Agreement, the provisions of the non-compete described above shall no longer apply as of the date Mr. McLarty actually stops performing services for the Asbury Arkansas.

        The Company leases two properties used by the Company's Florida region for dealership lots and offices from Mr. Wooley, for a monthly rental fee of $147,334. The Company also leases from Mr. Wooley a parking lot for its Florida region's Hyundai facility for a monthly rental fee of $10,051 as of December 31, 2004.

        Mr. Wooley was a party to employment agreement with Asbury Tampa to serve as its President and Chief Executive Officer from September 1, 2003 until September 1, 2006 (the "Original Wooley Agreement"). On March 18, 2005, Mr. Wooley and Asbury Tampa amended the terms of Mr. Wooley's employment agreement (the "Wooley Agreement") to provide the following:

  •
  Asbury Tampa has agreed to make a lump sum payment to Mr. Wooley in the amount of $500,000, less applicable withholdings and taxes, on or before March 31, 2005 to satisfy any monetary and non-monetary obligations that may have been owed to Mr. Wooley by Asbury Tampa or any of its affiliates under the terms of the Original Wooley Agreement.

  •
  Mr. Wooley, who is currently the President and Chief Executive Officer of Asbury Tampa, will continue to be employed by Asbury Tampa, but will resign his current positions and assume the title of Chairman. In addition to the amounts described below, he will receive an annual salary in the amount of $100,000 as his compensation during the Wooley Term (as defined below).

  •
  As the Chairman of Asbury Tampa, Mr. Wooley will be expected to provide general advice regarding the operations of Asbury Tampa, as well as fulfill additional responsibilities as he may be assigned from time to time, but will not be deemed an officer or director of Asbury Tampa and will not have the independent authority to conduct business on behalf of, or to legally bind, Asbury Tampa or any of its affiliates. Mr. Wooley and Asbury Tampa acknowledge that this Chairman position constitutes part-time employment with Asbury Tampa.

  •
  Mr. Wooley's employment as Chairman will commence on the Wooley Effective Date and expire on the fifth anniversary of March 31, 2005, the effective date of the Wooley Agreement (the "Wooley Term"), unless sooner terminated in accordance with the terms of the Wooley Agreement and the Original Wooley Agreement.

  •
  Mr. Wooley will be entitled to use an office at located at one of Asbury Tampa's dealership locations and will be provided with a part-time executive assistant who will be paid a base salary of $40,000 per year by Asbury Tampa, plus all benefits that similar employees of Asbury Tampa may be eligible to receive and/or participate in.

  •
  During the Wooley Term, Mr. Wooley will be entitled to participate in all life insurance, medical insurance, disability insurance and other benefits that may be provided to the employees of Asbury Tampa from time to time, subject to the terms and eligibility requirements of the plan documents of each respective insurance or other benefit plan.

  •
  If Mr. Wooley's employment is terminated Without Cause or by Mr. Wooley for Good Reason (as such terms are defined in the Original Wooley Agreement), Mr. Wooley shall continue to receive through the end of the Wooley Term, the benefits and perquisites set forth in the Original Wooley Agreement, which include, among other things:

  i.
  life insurance, medical insurance, disability insurance and other benefits comparable to those provided to Asbury Tampa's other senior executive offices and permitted under applicable law;

  ii.
  paid vacation time;

  iii.
  reimbursement for annual dues for membership in two country clubs selected by Mr. Wooley, which dues are not to exceed $20,000; and

  iv.
  the use by Mr. Wooley and his family of four demonstrator vehicles selected from the inventory of the Asbury Tampa's dealerships.

  •
  In the event of Mr. Wooley's termination of employment with Asbury Tampa prior to the end of the Wooley Term, providing that such termination was not due to his death or disability, or was not for Cause or upon voluntary resignation, he may continue to participate in Asbury Tampa's medical insurance plan, until the earliest of (i) Mr. Wooley becoming eligible for coverage under a similar plan of a subsequent employer; (ii) Asbury Tampa's failing to obtain coverage for Mr. Wooley under such plan with the applicable insurer of such plan; (iii) such arrangement becoming prohibited by law or regulation; and (iv) Mr. Wooley's failure to comply with Asbury Tampa's payment requirements for continued participation in such plan.

  •
  From the date of Mr. Wooley's termination until the end of the Wooley Term, Mr. Wooley shall be entitled to participate in Asbury Tampa's medical insurance plan at the contribution rate in effect as of such termination date. After the Wooley Term, Mr. Wooley may continue to participate in the Asbury Tampa's medical insurance plan at his own expense, subject to subparagraphs (i) to (iv) set forth in the paragraph above.

        In the third quarter 2003, the Company entered in an agreement with Mr. Wooley for the construction of a new dealership facility for the Company's existing Nissan store. The annual rental fee is equal to 10% of the incurred construction costs of the new facility. As of December 31, 2004, the monthly rental fee was $22,246 and, once construction is complete, the monthly rental fee is estimated to be approximately $37,000.

        Mr. Wooley's brother, Millard J. Wooley, is employed by Asbury Tampa. Millard Wooley serves in the capacity of wholesale manager at Courtesy Nissan of Tampa at a salary of $100,000 per year.

        During 2004, the Company paid $96,499 in legal fees to Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm in which Mr. Jordan is Of Counsel.

        From time to time, the Company's directors and named executive officers purchase or lease vehicles at the Company's dealerships that are valued over $60,000. In 2004, Mercedes Benz of Tampa, one of the Company's dealerships in its Florida region, arranged a lease for Mr. Collins and a lease for Mr. Snow for vehicles each valued over $60,000.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed the Company's most recent audited consolidated financial statements for the year ended December 31, 2004 with the Company's management and Deloitte & Touche LLP, the Company's independent auditors for the year ended December 31, 2004. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, (Audit Committee Communications), as amended, relating to the auditors' judgment about the quality of the Company's accounting principles, as applied in its financial reporting.

        The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants' independence from the Company, and has discussed with Deloitte & Touche LLP their independence from the Company and its management.

        Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Commission.

Submitted by the Members of the Audit Committee:
Philip F. Maritz (Chairman)
Michael J. Durham
Thomas C. Israel

INDEPENDENT AUDITORS' FEES

        The following table summarizes the aggregate fees billed to the Company by the independent auditors:

	2004	2003
Audit Fees	$2,570,004	$1,315,033
Audit-Related Fees	$20,325	$20,400
Tax Fees	—	—
All Other Fees	—	—

Total	$2,590,329	$1,335,433

Audit Fees

        The aggregate fees of Deloitte & Touche LLP for professional services rendered for the audits of the Company's annual financial statements for the fiscal years ended December 31, 2004 and 2003, and for the reviews of the financial statements include in the Company's Quarterly Reports on Form 10-Q for the fiscal years ended 2004 and 2003 were $2,487,504 and $1,065,033, respectively. The 2004 audit fees included fees associated with the audit of management's assessment of the effectiveness of its internal controls as required by Section 404 of the Sarbanes-Oxley Act. Included in the 2004 and 2003 audit fees are $82,500 and $250,000, respectively, of fees associated with comfort letters and various filings with the SEC. The fees in 2004 include $887,504 that had not been billed to the Company as of December 31, 2004.

Audit-Related Fees

        The aggregate fees of Deloitte & Touche LLP for professional services rendered for assurance and related services in connection with the audits of the Company's annual financial statements for the fiscal years ended December 31, 2004 and 2003 were $20,325 and $20,400, respectively. The audit-related fees in 2004 and 2003 related to the audit of one of the Company's benefit plans.

Tax Fees

        There were no tax fees billed by Deloitte & Touche LLP during 2004 and 2003.

All Other Fees

        There were no other fees billed by Deloitte & Touche LLP during 2004 and 2003.

        The Audit Committee of the Board has determined that the provision of other audit-related services is compatible with maintaining the principal accountant's independence.

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company's independent auditor. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditor during the fiscal year and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

        Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

PROPOSAL NO. 2
APPOINTMENT OF INDEPENDENT AUDITORS

        Upon the recommendation of the Audit Committee, the Board has appointed Deloitte & Touche LLP as the Company's principal independent auditors for the year ending December 31, 2005, subject to ratification by the stockholders. Representatives from Deloitte & Touche LLP will be present at the annual meeting and will be available to make such comments as may be appropriate and to answer proper questions.

        The Board and management recommend you vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2005.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

        This proxy statement relates to the Company's annual meeting of stockholders for the calendar year 2005, which will take place on April 28, 2005. The Company currently expects that its 2006 Annual Meeting of Stockholders will be held in May 2006. In order to be eligible for inclusion in the Company's proxy materials for the 2005 annual meeting, any stockholder proposal must be submitted in writing to the Company's Corporate Secretary and received at the Company's executive offices at 622 Third Avenue, 37th Floor, New York, New York 10017 by the close of business on December 29, 2005 or such later date as the Company may determine and announce in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2006 annual meeting, although not included in the Company's proxy statement, any stockholder proposal must be received at the Company's executive offices at the foregoing address on or before the close of business on January 30, 2006 or such later date as the Company may determine and announce in connection with the actual scheduling of the annual meeting. The procedure for nominating directors is described above under "GOVERNANCE OF THE COMPANY—Nomination of Directors."

        All stockholder proposals for inclusion in the Company's proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company's proxy materials), the Company's Restated Certificate of Incorporation, bylaws and Delaware law.

OTHER MATTERS

        Management knows of no other matters to be brought before the annual meeting, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

        The Company will bear the expenses of preparing, printing and mailing the proxy materials to the stockholders. In addition, the Company will retain The Altman Group to aid in the broker search, for which such firm will be paid a fee of $1,500 plus reasonable out-of-pocket expenses and disbursements. Officers and employees of the Company may request the return of proxies by telephone, telegram or in person, for which no additional compensation will be paid to them.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

        Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as "householding." Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the annual meeting. If the Company households materials for future meetings, then only one copy of the Company's annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the annual meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, then you may contact the Company's Investor Relations Department (a) by mail at 622 Third Avenue, 37th Floor, New York, NY 10017, (b) by telephone at 212-885-2500, or (c) by e-mail at investor@asburyauto.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company's annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

ADDITIONAL INFORMATION

        The Company files annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the Company's filings at the regional offices of the SEC or over the Internet at the SEC's website at www.sec.gov. Additional information can also be found on the Company's website at www.asburyauto.com. Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

        If you would like to receive a copy of any exhibits listed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, please call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, New York 10017, and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

REVOCABLE PROXY

ASBURY AUTOMOTIVE GROUP, INC.

622 Third Avenue, 37th Floor
New York, NY  10017

ANNUAL MEETING OF STOCKHOLDERS, APRIL 28, 2005, 9:00 A.M.

The undersigned hereby appoints Lynne A. Burgess and Ian K. Snow, and each or either of them with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. (“Asbury”) which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, April 28, 2005, at 9:00 a.m., local time, at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, and at any and all adjournments thereof, as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposals listed.  If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of April 7, 2005, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipts from Asbury prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and Proxy Statement dated April 7, 2005 and the 2004 Annual Report to Stockholders.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

HAS YOUR ADDRESS CHANGED?

☒	Please mark votes as in this example.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.  PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

1. Election of Directors:

Nominees:	(01) Timothy C. Collins, (02) Kenneth B. Gilman (03) Vernon E. Jordan, Jr. (04) Thomas F. McLarty, III

For All Nominees	☐ ☐	Withheld From All Nominees

☐
For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of Deloitte & Touche LLP as Asbury’s independent public accountants for the year ending December 31, 2005.	☐	☐	☐

	Mark box at right if you plan to attend the Annual Meeting.			☐

	Mark box at right if an address change has been noted on the reverse side of this card.			☐

Please sign exactly as your name appears hereon.  When shares are held by joint tenants, both should sign, but only one signature is required.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

QuickLinks

Asbury Automotive Group 622 Third Avenue, 37th Floor New York, NY 10017
YOUR VOTE IS IMPORTANT
ASBURY AUTOMOTIVE GROUP, INC. 622 THIRD AVENUE, 37TH FLOOR NEW YORK, NEW YORK 10017 (212) 885-2500
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 28, 2005
TABLE OF CONTENTS
ABOUT THE MEETING
SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL NO. 1. ELECTION OF DIRECTORS
GOVERNANCE OF THE COMPANY
CORPORATE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2004
OPTION EXERCISE AND YEAR-END VALUE TABLE
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
PERFORMANCE GRAPH
Comparison of Cumulative Returns Assumes Initial Investment of $100 and Reinvestment of Dividends
RELATED PARTY TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS' FEES
PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
OTHER MATTERS
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
ADDITIONAL INFORMATION